SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________

SoftNet Technology Corporation
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation of Organization)

74-3035831
(I.R.S. Employer Identification No.)

11 Commerce Drive, 2nd Floor
Cranford, New Jersey  07016
(Address of Principal Executive Offices)

Not Applicable
(Full Title of the Plan)

Wolfgang Heimerl, Esq.
Heimerl Law Firm
1 Anderson Road, Suite 105
Bernardsville, New Jersey  07924
(Name and Address of Agent For Service)

(908) 766-3385
(Telephone Number, Including Area Code, of Agent for Service)

___________________

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Class A Common Stock, $.001 Par Value per share	4,958,678	$0.0605 (2)	$ 300,000 (2)	$32.10 (2)

(1)     Computed in accordance with Section 6(b) of the Securities Act by multiplying 0.00025 by the proposed maximum aggregate offering price.

(2)     Pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low price of the common stock as quoted on May 26, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Explanatory Note

          As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I (Items 1 and 2) of Form S-8.  The documents containing the information otherwise specified in Part I will be delivered to the advisors, employees and consultants who receive the Shares registered hereunder required by Rule 428(b) under the Securities Act and the Note to Part I of Form S-8.  Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The following documents, previously filed by the Company with the Commission, are hereby incorporated by reference in this Registration Statement:

(A)	On Form 10QSB/A for the period ended March 31, 2006 filed with the Commission on May 22, 2006
(B)	On Form NT 10-Q filed with the Commission on May 15, 2006;
(C)	On Form 8K/A filed with the Commission on April 28, 2006;
(D)	On Form 8K filed with the Commission on April 19, 2006;
(E)	On Form 10KSB for the period ended December 31, 2005 filed with the Commission on April 17, 2006;
(F)	On Form 8K/A filed with the Commission on April 13, 2006;
(G)	On Form S-8 filed with the Commission on April 3, 2006;
(H)	On Form NT 10-K filed with the Commission on March 29, 2006;
(I)	On Form 10QSB/A for the period ended September 30, 2005 filed with the Commission on March 28, 2006;
(J)	On Form 10QSB/A for the period ended June 30, 2005 filed with the Commission on March 28, 2006;
(K)	On Form 10QSB/A for the period ended March 31, 2005 filed with the Commission on March 28, 2006;
(L)	On Form 10KSB/A for the period ended December 31, 2004 filed with the Commission on March 28, 2006;
(M)	On Form 8K/A filed with the Commission on March 27, 2006;
(N)	On Form 8K filed with the Commission on February 8, 2006;
(O)	On Form 8K/A filed with the Commission on February 8, 2006;
(P)	On Form 8K filed with the Commission on January 24, 2006;
(Q)	On Form 8K filed with the Commission on January 19, 2006;
(R)	On Form 8K/A filed with the Commission on January 18, 2006;
(S)	On Form 8K filed with the Commission on January 6, 2006;
(T)	On Form 8K filed with the Commission on December 13, 2005;
(U)	On Form 8K filed with the Commission on December 1, 2005:
(V)	On Form 8K filed with the Commission on November 4, 2005;
(W)	On Form 8K filed with the Commission on October 27, 2005; and
(X)	On Form S-8 filed with the Commission on June 29, 2005;

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

          The Company is authorized to issue up to Five Hundred Million (500,000,000) shares of its 0.001 par value Class A Common Stock (“Shares”) of which,  (392,208,578) Shares are issued of which 150,000 are being held in escrow and 242,208,578 are outstanding as of the date hereof.  The Shares registered hereunder are to be issued to advisors, employees and consultants qualified and eligible as such under the Securities Act and Regulations promulgated there under as compensation for their respective services in connection with permitted services as provided in the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

          The validity of the issuance of the shares of common stock registered hereby has been passed upon by the Heimerl Law Firm, which serves as counsel to the Company.

Item 6. Indemnification of Directors and Officers.

          The Company’s certificate of incorporation and bylaws provide for indemnification of its directors, officers, employees and other agents to the extent permitted by the Nevada General Corporation Law.  The Company carries policies of insurance which cover the individual directors and officers of the Company for legal liability and which would pay on behalf of the Company for expenses of indemnification of directors and officers.  The Company has entered into agreements with certain of its executive officers and directors that require the Company to indemnify such officers and directors against certain liabilities which may arise by reason of their status as officers and directors of the Company, including liabilities under the federal securities laws.

Item 7. Exemption From Registration Claimed.

          Not applicable.

Item 8. Exhibits.

(A)     Second Amendment to Mergers and Advisory Agreement of Stanton Walker & Company;
(B)     Consulting Agreement between Halsey Group and the Company;
(C)     Employment Agreement for Tucker McDonagh;
(D)     Invoice from Bluefish Communications; and
(E)     Invoice from Michael Pollack, CPA

Item 9. Undertakings.

(a)     The undersigned Company hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)     to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)     That, for the purposes determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bernardsville, State of New Jersey, on this 30th day of May 2006.

SoftNet Technology Corporation

By:  /s/ JAMES M. FARINELLA
Name:  James M. Farinella
Title: Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James F. Farinella with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                                       Title                                                       Date

/s/ JAMES M. FARINELLA            Chief Executive Officer and Director                   May 30, 2006
       James M. Farinella

/s/ DAVID FACCIANI                    Secretary and Director                                          May 30, 2006
        David Facciani

/s/ KEVIN HOLT                             President, Chief Operating Officer and Director       May 30, 2006
        Kevin Holt